Exhibit 99.1

The Knot Reports Third Quarter 2010 Financial Results

Advertising Growth Continues with Online Up 4% and Publishing Up 5%

Conference Call Today at 4:30 p.m. ET Dial-In (866) 430-3457 (ID# 21437880)

NEW YORK--(BUSINESS WIRE)--November 4, 2010--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), the premier media company devoted to weddings, nesting, and babies, today reported financial results for the third quarter and nine months ended September 30, 2010.

Third Quarter 2010 Summary Results

Online advertising and publishing both showed solid growth in the third quarter 2010 versus last year. Online sponsorship and advertising revenue grew 4% versus the prior year’s third quarter, as national online advertising grew 6% and local online advertising grew 3%. Publishing and other revenue increased 5% compared to the third quarter of 2009. The solid gains in online advertising and publishing were offset by the anticipated decline in registry services revenue and merchandise revenue which were primarily the result of the change in the Macy’s relationship announced last January. As a result, total revenue for the quarter was $27.3 million, down 3% from $28.2 million in the third quarter of 2009.

For the quarter ended September 30, 2010, the Company’s operating income was $1.8 million compared to operating income of $1.6 million in the third quarter of 2009.

For the quarter ended September 30, 2010, the Company’s net income was $1.1 million or $0.03 per basic and diluted share, compared to net income of $771,000 or $0.02 per basic and diluted share in the third quarter of 2009.

The Company’s balance sheet reflects cash and cash equivalents of $135.9 million and the Company has no debt.

“Strong demand for online and print media across all our brands created great momentum in the third quarter, and we are particularly encouraged as we anticipate year over year growth trends in our most profitable businesses—online national and local advertising—to accelerate into the fourth quarter,” said Chief Executive Officer David Liu. “In the past few months we have introduced a range of exciting new programs and partnerships that we expect to catalyze growth in virtually all our businesses in 2011.”

Recent Developments

  We created an in-house Custom Publishing Group to sell white-label and co-branded media products for major marketers looking to introduce branded content offerings. We have already signed agreements to create custom publications for two major national retailers.
  As part of a major media buy, we recently sold approximately 1,200 local profiles to a national retailer who was looking to promote individual locations through our local directories. The profiles will go live in January 2011, and the contract is for one year. We continue to speak to national and regional chains about promoting their locations in our local market directories.
  Our new group-buying platform, called WeddingChannel.com Deals from The Knot, launched in August and will offer local and national deals to our online audience of brides. The program will be rolling into additional markets in early 2011.
  In August, we launched a partnership with Wedding Paper Divas to sell their Wedding Stationery through The Knot Wedding Shop. The program will introduce brides to the shop much earlier in the wedding planning process, and introduces an exciting new product offering to complement our range of personalized favors, gifts, and wedding supplies.
  Diapers.com launched as a baby registry search partner on TheBump.com in July. Diapers.com is an exciting addition to The Bump Baby Registry Search tool because it is a favorite e-commerce site and popular registry destination among today’s moms.
  In October, we launched The Knot Weddings Magazine for the iPad. The application elevates the experience of flipping through a magazine to also include a large embedded community, enhanced scrapbooking and social networking capabilities, and hundreds of photos and videos that provide brides with a close-up, behind-the-scenes look at all the wedding details to help them plan their wedding.
  In July, we launched an hour-long Chinese television program that airs in prime time on Friday nights. The show has nationwide distribution and is the beachhead of our strategy to introduce our brand to millions of Chinese consumers. The initial response to the show had been tremendously positive.

Third Quarter and Year-to-Date 2010 Financial Highlights

  For the nine months ended September 30, 2010, The Knot reported net revenue of $85.4 million and net income of $2.1 million or $0.07 per basic and $0.06 per diluted share as compared to net revenue of $81.4 million and net income of $1.2 million or $0.04 per basic and diluted share for the nine months ended September 30, 2009. Net revenue increased 5% for the nine months ended September 30, 2010, compared to the same period in 2009.

  National online revenue was $5.8 million and $17.5 million for the three and nine months ended September 30, 2010, respectively, compared to $5.4 million and $15.2 million for the corresponding periods in 2009.
  Local online revenue was $8.9 million and $26.7 million for the three and nine months ended September 30, 2010, respectively, as compared to $8.7 million and $25.9 million for the corresponding periods in 2009.
  Merchandise revenue from the sale of wedding supplies was $7.1 million and $22.4 million for the three and nine months ended September 30, 2010, respectively, as compared to $7.5 million and $20.7 million for the corresponding periods in 2009. The e-commerce acquisition completed in May 2009 accounted for approximately $2.3 million in revenue growth during the first four months of 2010.
  Gross profit margins approximated 80% and 78% for the three and nine months ended September 30, 2010, compared to 78% and 79% for the corresponding periods in 2009.
  Operating expense was $20.0 million and $63.0 million for the three and nine months ended September 30, 2010, respectively, as compared to $20.4 million and $61.7 million for the corresponding periods in 2009.
  Stock-based compensation expense was $1.0 million and $3.1 million for the three and nine months ended September 30, 2010, respectively, as compared to $1.1 million and $3.2 million for the corresponding periods in 2009.
  Net cash provided by operating activities was $7.6 million for the nine months ended September 30, 2010, while capital expenditures amounted to $2.1 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, November 4, 2010 to discuss its third quarter 2010 financial results. Participants should dial in (866) 430-3457 Reference #21437880 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #21437880.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy, and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc., is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc., offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc., is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation that we will generate a lower level of revenue from the Macy’s relationship in 2010 compared to 2009, (viii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (ix) the dependence of WeddingChannel.com’s registry services business on third parties, and (x) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$135,858	$94,993
Short-term investments	-	36,498
Accounts receivable, net	10,242	8,704
Accounts receivable from affiliate	973	444
Inventories	4,094	2,708
Deferred production and marketing costs	914	685
Deferred tax assets, current portion	2,441	2,441
Other current assets	3,972	2,948
Total current assets	158,494	149,421

Property and equipment, net	5,761	6,148
Intangible assets, net	8,978	10,341
Goodwill	37,750	37,757
Deferred tax assets	20,591	20,588
Other assets	1,047	620
Total assets	$232,621	$224,875

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,527	$8,861
Deferred revenue	11,543	10,190
Total current liabilities	22,070	19,051
Deferred tax liabilities	3,506	3,504
Other liabilities	125	214
Total liabilities	25,701	22,769

Stockholders’ equity:
Common stock	343	337
Additional paid-in-capital	212,108	209,440
Accumulated deficit	(5,531)	(7,671)
Total stockholders’ equity	206,920	202,106
Total liabilities and stockholders’ equity	$232,621	$224,875

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$14,701	$14,122
Registry services	2,196	3,445
Merchandise	7,083	7,462
Publishing and other	3,302	3,144
Total net revenue	27,282	28,173

Cost of revenue	5,441	6,179

Gross profit	21,841	21,994

Operating expenses:
Product and content development	5,526	5,010
Sales and marketing	8,483	8,116
General and administrative	4,792	4,786
Depreciation and amortization	1,207	2,489
Total operating expenses	20,008	20,401

Income from operations	1,833	1,593

Loss in equity interest	(63)	(19)
Interest and other income, net	21	93

Income before income taxes	1,791	1,667
	692	896
Provision for income taxes

Net income	$1,099	$771

Basic earnings per share	$0.03	$0.02
Diluted earnings per share	$0.03	$0.02

Weighted average number of common shares outstanding:
Basic	32,934,000	32,162,000
Diluted	33,642,000	33,361,000

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Nine months ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$44,146	$41,162
Registry services	5,851	8,144
Merchandise	22,443	20,737
Publishing and other	12,914	11,318
Total net revenue	85,354	81,361

Cost of revenue	18,404	17,313

Gross profit	66,950	64,048

Operating expenses:
Product and content development	16,778	15,244
Sales and marketing	26,325	23,775
General and administrative	15,976	15,008
Depreciation and amortization	3,947	7,670
Total operating expenses	63,026	61,697

Income from operations	3,924	2,351

Loss in equity interest	(275)	(19)
Interest and other income, net	106	613

Income before income taxes	3,755	2,945
	1,615	1,771
Provision for income taxes

Net income	$2,140	$1,174

Basic earnings per share	$0.07	$0.04
Diluted earnings per share	$0.06	$0.04

Weighted average number of common shares outstanding:
Basic	32,637,000	32,045,000
Diluted	33,589,000	33,038,000

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555, ext. 1012
Corporate Communications Manager
IR@theknot.com